Exhibit 99.1

For information contact:

Liz Kohlmyer

Director of Communications

(407) 540-2221

NYSE: TSY

TRUSTREET PROPERTIES, INC. STOCKHOLDERS APPROVE ACQUISITION

BY GE CAPITAL SOLUTIONS, FRANCHISE FINANCE

Orlando, Fla. (February 22, 2007) – Trustreet Properties, Inc. (NYSE: TSY) (“Trustreet”) today announced that at the special meeting of stockholders, its stockholders approved the merger (the “Merger”) of Trustreet with and into TSY-FF Acquisition Company, Inc. (“TSY-FF Acquisition”), an indirect, wholly owned subsidiary of GE Capital Solutions, Franchise Finance (“GE Solutions”), and other related transactions pursuant to, and as contemplated by, the Agreement and Plan of Merger, dated as of October 30, 2006, as amended, by and among Trustreet, CNL APF Partners, LP (the “Partnership”), General Electric Capital Corporation, FF-TSY Holding Company, Inc., TSY-FF Acquisition and Franchise-TSY Acquisition, LLC (the “Merger Agreement”). Approximately 97.23% of the shares of Trustreet’s common stock present and voting at the special meeting voted in favor of the proposal, representing approximately 62.98% of the total number of shares of Trustreet common stock that were entitled to vote at the special meeting. Trustreet expects the Merger to be completed on or about February 26, 2007, subject to the satisfaction or waiver of the conditions set forth in the Merger Agreement.

Under the terms of the Merger Agreement, each share of Trustreet’s common stock outstanding immediately prior to the effective time of the Merger (other than shares owned by Trustreet or its subsidiaries) will be converted into, and cancelled in exchange for, the right to receive, without interest and less applicable withholding taxes, cash in the amount of $17.05 as contemplated in the Merger Agreement (the “Common Stock Merger Consideration”). In addition, each share of Trustreet’s Series A Cumulative Convertible Preferred Stock outstanding immediately prior to the effective time of the Merger (other than shares owned by Trustreet or its subsidiaries) will be converted into, and cancelled in exchange for, the right to receive, without interest, cash in the amount of $25.00, plus any accrued and unpaid dividends through and including the date of the effective time of the Merger.

The Merger Agreement further provides that each share of Trustreet’s 7.5% Series C Redeemable Convertible Preferred Stock outstanding immediately prior to the effective time of the Merger (other than shares owned by Trustreet or its subsidiaries) will be converted into, and cancelled in exchange for, the right to receive one share of 7.5% Series C Redeemable Convertible Preferred Stock of TSY-FF Acquisition, as the surviving corporation of the Merger (the “Surviving Corporation”) (“Series C Stock”).

It is expected that the Surviving Corporation will be liquidated and dissolved as promptly as practicable following the effective time of the Merger. In the liquidation, all of the outstanding shares of the Series C Stock shall be cancelled and the holders thereof will receive, without interest, a liquidating cash distribution in the amount of $25.00 per share, plus any accrued and unpaid dividends through and including the liquidation payment date to be designated by GE Solutions. The Merger Agreement also provides that each limited partnership unit (“LP Unit”) of the Partnership (other than LP Units owned by

Trustreet or its subsidiaries) will be converted into, and cancelled in exchange for, the right to receive, without interest, cash in the amount equal to the Common Stock Merger Consideration.

About Trustreet Properties, Inc.

Trustreet Properties, Inc. is the largest self-advised restaurant real estate investment trust (REIT) in the United States. Trustreet, which trades on the NYSE under the ticker symbol TSY, provides a complete range of financial, real estate and advisory services to operators of national and regional restaurant chains. For more information, visit http://www.trustreet.com.

About GE Capital Solutions, Franchise Finance, GE Capital Solutions and General Electric

GE Capital Solutions, Franchise Finance is a leading lender for the franchise market via direct sales and portfolio acquisition. It serves more than 6,000 customers and 20,000 property locations in restaurant, hospitality, branded beverage, power sports and automotive after-market industries. GE Capital Solutions, Franchise Finance offers customers access to capital with a menu of products featuring flexible structuring, including financing for acquisitions, refinancing, construction of new units, and remodels for single- and multi-unit operators/chains. More information is available at www.gefranchisefinance.com or by calling toll-free 866-GET-GEFF (438-4333).

GE Capital Solutions provides leasing, lending and capital investment products and services to help business customers grow. It has over $92 billion in assets, serves more than a million clients around the world and is headquartered in Danbury, Connecticut, USA. www.ge.com/capitalsolutions

GE (NYSE: GE) is a diversified technology and services company dedicated to creating products that make life better. From aircraft engines and power generation to financial services, medical imaging, television programming and plastics, GE operates in more than 100 countries and employs more than 300,000 people worldwide. For more information, visit the company’s web site at www.ge.com

Forward-Looking Statements

Some of the statements contained in this press release constitute forward-looking statements. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. The forward-looking statements reflect Trustreet’s current views about future events and are subject to risks, uncertainties, assumptions and changes in circumstances that may cause Trustreet’s actual results to differ significantly from those expressed in any forward-looking statement. You should not rely on forward-looking statements since they involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond Trustreet’s control and that could materially affect actual results. The factors that could cause actual results to differ materially from current expectations include risks detailed from time to time in filings with the Securities and Exchange Commission. The forward-looking statements contained herein represent Trustreet’s judgment as of the date of this release, and Trustreet cautions readers not to place undue reliance on such statements.

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